UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 12, 2006
Arlington Tankers Ltd.
(Exact Name of Registrant as Specified in Charter)

Bermuda	001-32343	98-0460376

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
First Floor, The Hayward Building
22 Bermudiana Road
Hamilton HM 11, Bermuda

(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (441) 292-4456
Not applicable.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant.
As previously reported on the Current Report on Form 8-K (the “Original 8-K”) filed by Arlington Tankers Ltd. (the “Company”) on March 31, 2006, the audit committee (the “Committee”) of the board of directors of the Company notified KPMG LLP (“KPMG”) that, on March 24, 2006, the Committee decided not to recommend the reappointment of KPMG as the Company’s independent auditors subject to the requirements of Bermuda law. In addition, on March 24, 2006, the Committee decided to recommend to the Company’s shareholders that Moore Stephens P.C. (“Moore Stephens”) be appointed as the Company’s independent auditors. These decisions followed a thorough evaluation and analysis of the audit fees paid by the Company in 2005 and KPMG’s estimated audit fees for 2006. The Committee and the Company’s board of directors concluded that Moore Stephens has extensive experience in the maritime industry, including experience with publicly traded shipping companies.
As previously disclosed in the Original 8-K, under Bermuda company law, the Company’s independent auditor may not be removed other than by the Company’s shareholders acting at a general meeting. Moreover, Bermuda corporate law provides that, in event of such removal, a new independent auditor may be appointed only by the shareholders acting at a general meeting. On June 12, 2006, subsequent to the filing of the Original 8-K, the Company held its annual general meeting and at that meeting the Company’s shareholders voted in favor of a proposal to appoint Moore Stephens, instead of KPMG, as the Company’s independent auditors, effective June 12, 2006, for a one-year term expiring at the close of the Company’s 2007 annual general meeting. While as a matter of Bermuda company law, KPMG neither resigned nor was dismissed, nor did they decline to stand for reelection, for purposes of US securities law, the Company’s shareholders should view this change as equivalent to a dismissal of KPMG by the Audit Committee of the Company’s Board of Directors, and an engagement of Moore Stephens.
The audit report of KPMG on the Company’s financial statements as of and for the fiscal year ended December 31, 2005, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report indicates that the Company did not maintain effective internal controls over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states “The Company did not have personnel possessing sufficient technical expertise related to the application of the provisions of generally accepted accounting principles to derivative instruments, or with sufficient understanding of derivative instruments. As a result, a material misstatement was identified in the Company’s unrealized loss on interest rate swap.” The audit report of KPMG Chartered Accountants (Hamilton, Bermuda) (“KPMG Bermuda”) as of and for the fiscal year ended December 31, 2004, did not contain an adverse opinion or a disclaimer opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.
During the Company’s fiscal year ended December 31, 2005 and the subsequent interim period through the date of filing this report, the Company had (1) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports on the financial statements of the Company, or (2) no reportable events (as defined in Item 304(a)(v) of Regulation S-K), except that KPMG advised the Company of the material weakness described in the previous paragraph. During the Company’s fiscal year ended December 31, 2004, the Company had (1) no disagreements with KPMG Bermuda on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of KPMG Bermuda, would have caused KPMG Bermuda to make reference to the subject matter of the disagreement in connection with its reports on the financial statements of the Company, or (2) no reportable events (as defined in Item 304(a)(v) of Regulation S-K).
On June 1, 2006, the Company requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter received from KPMG in response to such request, which is dated June 12, 2006, is filed as Exhibit 16.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
     16.1 Letter from KPMG LLP, dated June 12, 2006, regarding change in certifying accountant.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARLINGTON TANKERS LTD.
Date: June 15, 2006	By:	/s/ EDWARD TERINO
Edward Terino
Co-Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

16.1	Letter from KPMG LLP, dated June 12, 2006, regarding change in certifying accountant.